Exhibit 10.13



                          COIN BILL VALIDATOR, INC.
                         LICENSED DISTRIBUTOR PROGRAM

                 CURRENCY VALIDATOR INTERNATIONAL (CVI, Ltd.)





                                 July 1, 1996
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                           Agent License Agreement

I. Introduction

This agreement is made as of the 15 day of July, 1996 by and between Coin Bill Validator, Inc. ("Coin Bill), a New York manufacturing company whose main products include bank note validators and accessories, and Currency Validator International, Ltd. ("CVI"), a London based company with know how regarding Coin Bill's products and world-wide experience in marketing and supporting these products. This agreement sets for the terms and conditions under which CVI will distribute product of Coin Bill (the "Products) in the countries outlined in
Article III. Within the context of this Agreement, CVI will be responsible for providing sales/market development, applications support, service support (warranty and non-warranty), training and installation support. Coin Bill's responsibility within the Agreement is to provide factory product support, applications support and market support to CVI along with participation in critical market development decisions.

Any changes to the licensing terms and conditions set forth herein must be mutually confirmed by both parties in writing. The original document will be maintained as an appendix to any current agreement along with a summary section outlining the nature of any agreed upon changes. This policy is established so that an accurate record of modifications can be maintained throughout the business relationship between the two parties.

Any dispute or controversy arising under or in connection with this Agreement shall, unless otherwise expressly provided herein, be settled exclusively by arbitration conducted before a panel of three arbitrators in New York City (or such other place as may be mutually agreed upon by the parties hereto) in accordance with the rules of the American Arbitration Association then in effect. The expense of such arbitration shall be borne by such parties and in such proportions as the arbitrators shall determine.

This Agreement does not prejudice or forfeit any prior legal rights the parties may have had as a result of previous dealings.

Unless sooner terminated as hereinafter provided, the term of this Agreement shall be for the period beginning on July 1, 1996 and ending on June 30, 1999.

II. Licensed Distributor:

For the countries highlighted in Article III, the agent representing Coin Bill will be:

                   Currency Validator International, Ltd. (CVI, Ltd.)
                   Principals:  Joseph Danenza, Managing Director
                                Robert W. Dunn, General Manager/Secretary
                   Argyll House
                   All Saints Passage
                   London, SW18 1EP
                   Telephone:  011-44-181-871-3566
                   Facsimile:  011-44-181-871-3858


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For the purposes of this agreement, the principals listed above are considered key individuals for the operation of the agency. Any proposed changes in this management structure or ownership will be submitted to Coin Bill and this Agreement's continuation is subject to the written approval of such changes by Coin Bill. Such approval will not be unreasonably withheld.

Under this agreement, CVI, Ltd. will not represent any competitive currency validator products and accessories. This exclusion would include sales, service, marketing and analysis for competitive units.

CVI is an independent contractor. It is not to be deemed an agent of Coin Bill and has no authority to bind or commit Coin Bill to any term, condition or agreement unless specifically authorized thereunder.

As part of this Agreement CVI, Ltd. will change its name to reflect a closer relationship with Coin Bill Validator, Inc. The new company name will be:


                Coin Bill Validator (UK) Limited, CBV (UK), Ltd.


Within this agreement, CVI, Ltd. will continue to be referenced by the current company name. Upon termination of this Agreement for any reason, CVI will change its name to a name dissimilar to Coin Bill, and Coin Bill will be granted rights to the CBV (UK), Ltd. title for future use.

III. Market Place Territories:

CVI will have the exclusive rights to distribute Products in the countries listed below (collectively by "Territory"). These rights will extend to all markets and industries that can be developed by CVI within the Territory, and include the right to appoint sub-distributors, service operators and the like, subject to approval by Coin Bill. Such approval not to be unreasonably withheld.

Any inquiries or contacts made by customers within the Territory directly to Coin Bill will be referred to CVI.

Except as indicated in this Article III, Coin Bill will not sell directly to clients who are discovered to be reselling or redistributing Product into the Territory, unless the Product is incorporated as an integral part of a host machine.

In the case where CVI has existing customers or develops new customers outside the Territory (due to example through marketing efforts and contacts), both parties, when required, will review on a case-by-case the long term support and compensation to CVI of these customers.
Coin Bill has the right to make the final determination as to the disposition of such customers.

The countries which initially are included in the Territory are as follows:


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                       o Austria
                       o Albania
                       o Belgium
                       o Bulgaria
                       o Czech Republic
                       o Denmark
                       o Estonia
                       o Finland
                       o France
                       o Germany
                       o Hungary
                       o Iceland
                       o Irish Republic
                       o Latvia
                       o Lithuania
                       o Luxembourg
                       o Monaco
                       o Netherlands
                       o Norway
                       o Poland
                       o Portugal
                       o Romania
                       o Slovak Republic
                       o Spain
                       o Sweden
                       o Switzerland
                       o United Kingdom
                       o The Former Yugoslavia


The parties will periodically evaluate the sales results under this Agreement and may, by mutual agreement, restrict or expand the list of countries comprising the Territory.

Anything to the contrary notwithstanding:

1. While Germany is within the Territory, the company ADP-Gauselmann Group will continue to be marketed and supported directly by Coin Bill. CVI will not be entitled to compensation, or credits for any purpose, for any Product sales made to this company, provided such Products are for fitting to ADP-Gauselmann group products.

2. While CVI is entitled to special pricing for sales with the Territory, it will not receive compensation for Units sold to an International company, through a buying office, located outside the Territory and shipped to one of its subsidiaries or distributors with the Territory, provided these Units are for fitting to that Company's products.

3. CVI will not be required to provide free warranty support for Products sold under the 1. or 2. above. However, CVI will provide technical repair on such Products, at Coin Bill's request, at prices referred to in Article VII.


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IV. License Agreement Performance Terms:

As CVI begins to service and develop the markets in the Territory, it will have an established goal for a minimum number of Coin Bill Validator ("Units"). This goal is set as a measure to be used in assessing CVI's ability to effectively market, promote and support the Products. The number of Units to be sold by CVI for each of the next three contract years, i.e. July 1st to June 30th of each year commencing on July 1, 1996 is:

                   1st Contract Year:     5,000 Units
                   2nd Contract Year:     7,500 Units
                   3rd Contract Year:     10,000 Units

For purposes of determining the minimum number of Units sold each year, a Unit sale shall be defined as a Unit (Validator) ordered by a customer of CVI and shipped to such customer. If CVI does not make the minimum number of Unit sales in any contract year, Coin Bill shall have the option to terminate this agreement by notice in writing to CVI at any time within 90 days after the end of such contract year. In the event of such termination, CVI will be allowed, from receipt of notice, a further period of 120 days trading under this Agreement, to allow transition of CVI's business, and to enable Coin Bill to arrange alternative warranty cover on Products sold by CVI.

In addition, Coin Bill shall have the right to terminate this Agreement upon 120 days prior notice, if CVI defaults on any of its obligation hereunder.

In case of termination of the Agreement, CVI shall be responsible for providing warranty support for Products sold by CVI through the 120 day period of business transition. To assure that there are sufficient funds to cover any unfunded warranty repairs for the six months following the business transition, Coin Bill will have the right to hold back a reserve of up to $5,000 owing to CVI. At the end of the six months, Coin Bill will provide CVI with a detailed listing of warranty support costs during the period and refund the remaining balance of the reserve to CVI.

CVI agrees that for the term of the agreement, and for one year thereafter, it will not directly or indirectly compete with Coin Bill or with its licensed distributors in the manufacture or sale of currency validators, equipment or accessories in the Territory. CVI will also cause its principals by separate instruments to agree that they will not individually or collectively engage in such a competitive business during the foregoing period.

It is contemplated that Coin Bill and CVI will meet every six months to discuss the status of their arrangement under this Agreement, at which time they will discuss such topics as customer lists, pricing, marketing strategies and possible amendments to this Agreement.


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V. Additional Obligations of the Parties:

      1. CVI will perform the following services as a licensed distributor of Coin Bill:

            (a) CVI will actively promote and sell the Products within the Territory, and provide installation service when and if required in connection with its sale of the Products.

            (b) CVI will support Coin Bill's warranty program (currently one year for parts and labor), and at a repair and service facility ("Repair Facility"), designated by CVI and approved by Coin Bill, in the Territory. The Repair Facility shall provide free repairs and replacements for Products that fail to perform as warranted within the warranty period.

            (c) CVI will also provide repair and parts replacement service at its Repair Facility for Products no longer covered by the Coin Bill warranty, and charge for the labor and parts used in accordance with Article VII.

            (d) CVI will maintain at its Repair Facility, a stock of spare parts in amounts recommended by Coin Bill to meet its warranty and non-warranty service obligations hereunder.

            (e) CVI will use reasonable efforts to achieve its goals in advertising and promoting its Products in the Territory in accordance with an advertising budget to be agreed to by the parties hereto, and in consideration of a standard or level recommended by Coin Bill.

            (f) CVI will provide training for its customers in the use and maintenance of the Products.

            (g) CVI shall furnish to Coin Bill with 15 days after the expiration the period ending three months from the date hereof, and within 15 days after the expiration of each successive three month period, details on the sale by it, of Products during each such three month period with a separate accounting of the sales by CVI of Products shipped to it on consignment. Coin Bill shall have the right, upon reasonable notice to CVI, to review CVI's books and records in order to verify the sales figures reported by CVI.

      2. Coin Bill shall have the following responsibilities:

            (a) Coin Bill will sell Products to CVI on the terms and at prices set forth herein, or in the schedules referred to herein as such terms and schedules may be amended from time to time.

            (b) Coin Bill will supply the Repair Facility, at Coin Bill's expense, with the necessary tools and equipment to enable such facility to provide the repair services which CVI is obligated to perform under this Agreement. Such tools and equipment shall remain the property of Coin Bill. CVI and the Repair Facility shall maintain such tools and equipment in good order and repair, and shall return such tools and equipment to Coin Bill on termination of the Agreement.

            (c) Coin Bill will provide CVI, or the Repair Facility, with the prescribed number of warranty parts for each 100 Units sold to CVI. These parts will be sold to CVI on a


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consignment basis. CVI shall pay for such parts promptly (Net 30 days) upon their sale or utilization in connection with it repair and replacement obligations, the price of such parts to be paid Coin Bill to be at the prices set forth in Coin Bills then current price list. Parts used under warranty repair obligations by CVI are to be returned for Credit to Coin Bill, if requested. Coin Bill will then provide CVI with additional parts on consignment for further repair requirements.

            (d) Coin Bill will, at its expense, provide CVI with Exchange Units. Coin Bill shall provide or have will have provided previously to CVI, each contract year, with such number of Exchange Units as are equal to 2% of the total number of Units sold by CVI in the prior contract year. In the first contract year, Coin Bill will provide such number of Exchange Units as equal 2% of the number of Units it estimates CVI will sell during such contract year.

      3. CVI agrees to execute such documents and take such action as may be necessary to preserve Coin Bill's interest in the tools and equipment, and in the Products sold to it on consignment. This protection should be in the form of an insurance policy which adequately covers the value of such items. The cost of such an insurance would be borne by CVI.

VI. Product Line Pricing Program:

CVI will be responsible for marketing and servicing the following Coin Bill production models:

                        Model IDS (Ivo Down Stack)
                        Model IVO
                        Model 125

in addition to all other currency validator modules, variants and accessories released by Coin Bill during the period of the Agreement.

Pricing structure that is offered to CVI from Coin Bill is provided in the attached pricing tables. Included in the pricing structure are the recommended selling prices to CVI, for OEM and Operator levels. While there are customer situations that might require a minimal deviation (less than 5%) from the listed pricing, CVI should (but is not required) to follow the recommended retail pricing structure. CVI acknowledges that all customers have the right to check suggested retail pricing, ex works Hauppauge, NY.

This policy is established to protect both parties. By following the pricing list, customers will have no incentive to try and bypass CVI and obtain Products directly from the factory. Additionally, the pricing structure will protect Coin Bill's ability to compete within global markets.

Coin Bill and CVI will formulate a policy and procedures for generating formal quotations to customers.

CVI is a recognized distributor in the Territory and will be responsible for handling day-to-day customer contact and follow-up. However, this representation will not preclude any customer from contacting Coin Bill directly to obtain confirmation of pricing or additionally technical


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support. Coin Bill will routinely alert CVI about such contract and at all times try to let CVI continue the follow-up.

Coin Bill will refer all new business inquiries emanating from the Territory to CVI. During the term of the Agreement, Coin Bill will not sell directly into the Territory. However, if such sales, other than those referred to in Article III, do occur by mutual consent of both parties to retain a customer, CVI will be entitled to compensation equivalent to the margin normally derived from the sale which it would otherwise have earned had it made the sales as well as credit for the sale for purposes of determining whether it has met its minimum annual sales figures.

VII. Service Support And Service Pricing Structure:

CVI will be responsible for providing warranty support for the Products sold under the terms of Coin Bill's warranty program currently being 12 months parts/labor (from date of shipment). If the incidence of failed Units under warranty exceeds 5% of the total number of Units shipped to CVI, over the preceding contract or business year, Coin Bill will compensate CVI for the cost to CVI of the excess warranty work performed, including parts used.

In the case of Units previously sold and shipped into the Territory by Coin Bill, warranty repairs will be charged to Coin Bill.

While Coin Bill will not set the pricing structure for non-warranty support, CVI estimates that the cost will be $25.00/hour labor, plus parts and shipping. This cost is consistent with pricing policies used by Coin Bill.

Spare parts are to be provided by Coin Bill to CVI at a cost of 1.75 times the cost of such parts to Coin Bill. Suggested selling price to the customer would be 1.75 times the CVI cost plus the cost of shipping and duties. Overall, the end costs to the customer of CVI would be consistent in pricing structure if the customer were to buy directly from the factory, ex works Hauppauge, NY.

As an example of parts pricing for a part costing Coin Bill $1.00, CVI would pay a price of $1.75. CVI would in turn charge the customer a price of $3.06, plus the cost of shipping and duties.

VIII. Payment Terms And Schedules:

CVI's payment terms are set at Net 30 days from date of shipment. However, as the business opportunities grow and potential account balances increase there will he an established policy to protect Coin Bill's receivable in the International market. This policy will be as follows:

To secure the accounts receivable balance, binding Letters of Credit (LC's) will be required for any purchase order exceeding $5,000 which will cause the outstanding receivable owing by CVI to Coin Bill to exceed $100,000. This LC will guarantee Coin Bill payment for the shipment within the Net 30 day terms.


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Payment schedules for the Products are to remain at a maximum Net 30 days for any LC. If those terms are to vary for a particular customer or shipment, Coin Bill and CVI shall agree on such variation before a final commitment is made to the order.

Invoices settled within a 10 day period will carry a 2% discount.

IX. Shipping:

The standard shipping structure established will be that the goods are Sold To and Shipped To CVI. At the time of order, CVI will clearly indicate if the Ship To address will be different from the established policy.

CVI should be responsible for establishing the method of shipment and carrier based on customer request and pricing shown in the attached schedules reflect, ex works Hauppauge, NY. Coin Bill will assist in shipping coordination of the product and with a carrier if a specific company is not established on an order.

Freight charges and method of shipment will be provided to CVI prior to the delivery of the product for their review in all cases where it is possible, given the time frame of delivery.


X.  Optional Company Acquisition Proposal:

As part of this Agreement, CVI grants Coin Bill the right to acquire the assets and stock of CVI, at any time during the 12 months from the start of this Agreement.

If Coin Bill wishes to excersize its right herein, at any time during the first 12 month period, it will make an offer on the following basis:

      (i)   Coin Bill will nominate an independent assessor.

      (ii)  CVI will nominate an independent assessor

      (iii) The two assessors in parts (i) and (ii) above will nominate a third assessor

The assets of CVI will be evaluated by taking into account previous trading and recognition in the market place, existing company staff, goodwill of the business, number of Units sold in the first year, number of Units on order and projected sales. If the acquisition offer is prior to the completion of the first year, then the number of Units sold in the first year will be estimated on performance to date.

If within the first 12 month period, CVI receives an offer to purchase all, or substantially all of its assets and stock ("third party offer"), it will so advise Coin Bill of the details of the third party offer, and give Coin Bill the right to purchase such assets and stock at the same price, and on the same terms as contained in the third party offer. If Coin Bill does not accept such an offer within 60 days after its receipt, CVI shall be free to consummate the sale pursuant to the third party offer within 60 days after the expiration of Coin Bill's review period.


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XI. Agreement Signature Approval:


Coin Bill Validator, Inc.


/s/ William H. Wood  July 18, 1996
----------------------------------------------
William H. Wood, President/COO



/s/ Robert W. Nader  7-18-96
----------------------------------------------
Robert W. Nader, VP Product/Market Development



Currency Validator International, Ltd.



/s/ Joseph Danenza   18 JULY 1996
----------------------------------------------
Joseph Danenza, Managing Director



/s/ Robert W. Dunn   18 JULY 1996
----------------------------------------------
Robert W. Dunn, General Manager/Secretary


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